Exhibit 99(a)




                             JCPenney News Release
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
CONTACT
Tim Lyons              Quinton Crenshaw           Eli Akresh              Bob Johnson
Public Relations       Public Relations           Investor Relations      Investor Relations
(972) 431-4834         (972) 431-5581             (972) 431-2207          (972) 431-2217
tmlyons@jcpenney.com   qcrensha@jcpenney.com      eakresh@jcpenney.com    rvjohnso@jcpenney.com
--------------------   ---------------------      --------------------    ---------------------

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          JCPENNEY AGREES TO SELL ECKERD DRUGSTORES FOR $4.525 BILLION

       Cash Proceeds of $3.5 Billion Targeted To Enhance Shareholder Value

     Transactions Expected To Close By the End of the Fiscal Second Quarter



     PLANO, Texas, April 5, 2004 - J. C. Penney Company, Inc. (NYSE:JCP) has signed definitive agreements with The Jean Coutu Group (PJC) Inc. (TSX:PJC.A) and CVS Corporation (NYSE:CVS) for the sale of its Eckerd drugstore operations for a total of $4.525 billion in cash. As a result, The Jean Coutu Group will acquire Eckerd drugstores and support facilities located in thirteen Northeast and mid-Atlantic states, as well as the Eckerd Home Office in Florida, for $2.375 billion. CVS will acquire Eckerd drugstores and support facilities located in the remaining southern states, principally Florida and Texas, and Eckerd's pharmacy benefits management and mail order businesses, for $2.150 billion. After closing adjustments, taxes, fees and other expenses related to the transactions, JCPenney expects to generate approximately $3.5 billion in cash proceeds. Closing of the transactions, which are subject to normal and customary regulatory approvals, is anticipated to occur by the end of the fiscal second quarter.

     Allen Questrom, Chairman and Chief Executive Officer of JCPenney, said, "I am pleased to announce the sale of Eckerd and believe that it will allow both JCPenney and Eckerd to maximize their potential. I want to extend my sincere appreciation for all the hard work and dedication that Eckerd associates have contributed over the years to make Eckerd the valuable customer franchise that it is. This sale will allow JCPenney to focus entirely on our core department store and catalog/Internet business. Our core business has made tremendous progress over the past three years, with significant improvement in both sales and operating profit, and we remain confident we will achieve our operating profit goal of 6-8% of sales in 2005."

     Questrom added, "JCPenney's Board of Directors will review strategies and programs for using the $3.5 billion in after-tax sale proceeds for an appropriate mix of both common stock repurchases and debt retirements. These actions will be designed to further strengthen the Company's financial position and capital structure, and support our objectives of enhancing shareholder value and improving JCPenney's credit profile. Going forward, our financing strategy will remain focused on preserving both strong liquidity and financial flexibility as we work to improve the performance of our department store and catalog/Internet business."

     In the fourth quarter of 2003, JCPenney classified Eckerd as a discontinued operation and recorded an adjustment to reflect the estimated fair value of its investment in Eckerd. The Company also recorded the estimated tax liability that would be due upon the closing of a transaction. Additional fair value and tax liability adjustments related to the sale, if any, will be recorded in the first quarter.



     J. C. Penney Corporation, Inc., the wholly-owned operating subsidiary of the Company, is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 150,000 associates. As of January 31, 2004, J. C. Penney Corporation, Inc. operated 1,020 JCPenney department stores throughout the United States and Puerto Rico, and 58 Renner department stores in Brazil. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise, and JCPenney.com is one of the largest apparel and home furnishings sites on the Internet. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential.

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include but are not limited to, competition, consumer demand, seasonality, economic conditions, and government activity. Investors should take such risks into account when making investment decisions.

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